EXHIBIT 99.1

Global Crossing Completes $404 Million Secured Debt Financing

Florham Park, NJ, and London - December 23, 2004 — Global Crossing (NASDAQ: GLBC) announced today the completion of a debt financing by the company’s wholly owned subsidiary, Global Crossing (UK) Finance Plc (“GCUK Finance”). The approximately $404 million financing consists of $200 million of 10.75-percent U.S. dollar-denominated senior secured notes due in 2014 and £105 million of 11.75-percent British pounds sterling-denominated senior secured notes due in 2014. The notes are guaranteed by Global Crossing’s principal operating subsidiary in the United Kingdom, Global Crossing (UK) Telecommunications Limited (“GCUK”), and are secured by certain of GCUK’s assets. The notes were sold at a discount resulting in aggregate gross proceeds of approximately $398 million (currency equivalent) before underwriting discounts.

“The debt financing, together with the North American accounts receivable facility that we anticipate putting in place in the first quarter of 2005 and previously announced recapitalization steps, is expected to result in our business plan being fully funded,” commented John Legere, Global Crossing’s chief executive officer.

The financing is part of Global Crossing Limited’s (“GCL’s”) previously announced recapitalization plan. Pursuant to the recapitalization plan, the following actions took place:

•	The GCUK Finance senior notes were issued and sold for gross proceeds of approximately $398 million.

•	Funds transfers were initiated to repay $75 million principal amount (plus accrued interest) of the $200 million in senior notes previously issued by a U.S. subsidiary of Global Crossing to an affiliate of Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”).

•	The remaining $125 million of senior notes and the $125 million bridge loan facility previously provided by an affiliate of ST Telemedia to GCUK were refinanced by $250 million principal amount of 4.7 percent payable-in-kind secured notes that will mandatorily convert into common equity of GCL after four years, or will convert earlier at ST Telemedia’s option, into approximately 16.2 million shares of GCL’s common stock (assuming conversion after four years), subject to certain adjustments.

In the first quarter of 2005, the company anticipates entering into a $50 million to $100 million working capital facility secured primarily by North American accounts receivable. The net proceeds from the GCUK Finance debt financing, together with such working capital facility, are expected to meet Global Crossing’s long-term financing needs, until the company reaches cash flow breakeven.

The GCUK Finance senior notes have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the GCUK Finance senior notes in the United States or elsewhere, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

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Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements, including through a working capital facility; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by the company’s subsidiaries, including restrictions under the senior secured notes indenture applicable to the company’s primary operating subsidiary in the UK; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Tisha Kresler

+ 1 973-937-0146

PR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+1 800-836-0342

glbc@globalcrossing.com